STATEMENT RESPECTING RIGHTS
                                     OF
                          SERIES B PREFERRED STOCK
                                     OF
                         PEGASUS TECHNOLOGIES, INC.


                     DESIGNATION OF SERIES B PREFERRED


         Three Million Seven Hundred Forty-Two Thousand Seven Hundred and Ninety-Seven (3,742,797) of authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B PREFERRED"). The Series B Preferred shall be issued in one or more classes up to the number of shares specified on Schedule A for each class designated thereon, with each class having identical rights, preferences and privileges except as otherwise expressly provided herein. No shares of a subsequent class shall be issued until all of the authorized shares of the preceding class have been issued (e.g., no class 2 shares shall be issued until all of the class 1 shares have been issued). The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

1.       DIVIDEND RIGHTS.

         (a) DECLARED DIVIDENDS. Holders of Series B Preferred, in preference to the holders of Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Series B Preferred (collectively, "JUNIOR STOCK," which term shall not include the Series C Preferred), shall be entitled to receive cash dividends that accrue cumulatively during each fiscal year of the Corporation at the rate of 6% of the Original Issue Price (as defined herein and as determined on a per class basis) per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Dividends on the Series B Preferred shall be cumulative and shall begin to accumulate (whether or not declared) from the date of issuance of each class of the Series B Preferred. Such dividends shall be payable if, when and as declared by the Board of Directors, but only out of funds that are legally available therefor. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends or portions thereof payable in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series B Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends that would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred had all of the outstanding Series B Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided, however, that such dividends shall accrue and be paid to the holders of the Series B Preferred only in an amount equal to the amount by which the dividends payable on the Common Stock exceed the other dividends payable with respect to the Series B Preferred for the same period.

         (b) PREFERENCE.

                  (i) So long as any Series B Preferred remains outstanding, without the prior written unanimous consent of the holders of the outstanding shares of Series B Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Stock. The provisions of this Section 1(b) shall not, however, apply to (A) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (B) the payment of cash dividends on the Common Stock to the extent that (x) there are no accrued but unpaid Series B Preferred dividends and (y) equivalent dividends are paid on the Series B Preferred as provided above, or (C) any repurchase of the capital stock of the Corporation in accordance with the terms of any stock incentive plan of the Corporation that has been approved by the Corporation's Board of Directors.

                  (ii) The Series B Preferred and the Series C Preferred shall have pari passu dividend rights and neither series shall have dividend preferences over the other. Dividends shall not be declared on the Series B Preferred unless also declared on the Series C Preferred, and dividends shall not be declared on the Series C Preferred unless also declared on the Series B Preferred; provided, however that partial dividends may be declared for each series so long as dividends are proportionately declared for both the Series B Preferred and the Series C Preferred (relative to the accrued, but unpaid dividends for each Series).

         (c) PARTIAL DIVIDENDS. In the event the Board of Directors of the Corporation declares dividends in a fiscal year in an amount less than the aggregate amount of the dividend preference on the Series B Preferred set forth in Section 1(a) above, then the entire amount of the dividends declared by the Board of Directors shall be distributed ratably among the holders of the Series B Preferred (based upon the aggregate dividend payable to the holders of the Series B Preferred (determined on a class-by-class basis) and the relative accrued dividend of each class of Series B Preferred).

2.       VOTING RIGHTS.

         (a) GENERALLY. Except as otherwise provided herein or as required by law, the Series B Preferred shall vote with the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred are convertible (pursuant to Section 4 below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

         (b) SEPARATE VOTE OF SERIES B PREFERRED. For so long as Kennecott Energy Company owns at least four percent (4%) of the Common Stock Deemed Outstanding (as defined below) or 375,000 shares of Series B Preferred, the Corporation shall not, without first obtaining the unanimous affirmative vote or written consent of the holders of the then outstanding shares of Series B Preferred, voting together as a single series (the "REQUIRED HOLDERS"), (i) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or Bylaws of the Corporation if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, or create a class of stock senior in rights and preferences to, the Series B Preferred or Series C Preferred, (ii) effect any Liquidation (as defined in Section 3(c)), (iii) issue equity securities other than Junior Stock (or any securities convertible into or exchangeable for such equity securities including, without limitation, debt securities containing equity features), (iv) increase the number of the Corporation's fully diluted equity authorized for issuance to employees pursuant to any incentive stock or other plan, whether currently in effect or subsequently created, (v) effect the buyback or repurchase of Common Stock of the Corporation (except for buybacks from directors or employees under the equity incentive plan), (vi) increase the authorized size of the Board of Directors to more than five (5) members,
(vii) pay a dividend on the Series B Preferred or Series C Preferred in other than cash, or (viii) increase the Corporation's debt financing beyond the amounts permitted in the Stockholders and Voting Agreement currently in effect. In addition, prior to taking any of the foregoing actions, the Corporation shall obtain the consent of the holders of the Series C Preferred in the manner and to the extent required by the Statement Respecting Rights for the Series C Preferred. With respect to each matter coming before the holders of the Series B Preferred for a vote pursuant to this Section 2(b), the holders of the Series B Preferred shall vote together as a single series and no separate class vote shall be held by the holders of the various classes of Series B Preferred that may be outstanding from time to time.

3.       LIQUIDATION RIGHTS.

         (a) LIQUIDATION AMOUNT. Upon any Liquidation (as defined below), whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series B Preferred equal to the sum of (i) the Liquidation Value (determined with respect to each class) subject to appropriate adjustment to reflect any stock dividend, stock split, combination or any other similar reclassification, reorganization or recapitalization affecting the shares of Series B Preferred plus (ii) all accumulated but unpaid dividends thereon (the "SERIES B LIQUIDATION PREFERENCE"). Notwithstanding the foregoing, upon any Liquidation, the holders of the Series B Preferred can convert the Series B Preferred to Common Stock.

         (b) PARTICIPATION. Once the holders of Series B Preferred have received payment of the Series B Liquidation Preference, the holders of the Series B Preferred shall participate in any additional distributions proportionately with the Common Stock as if such Series B Preferred was converted into Common Stock on or prior to the Liquidation.

         (c) LIQUIDATION EVENTS. At the option of the Required Holders, the following events shall be considered a "LIQUIDATION" for purposes of
Section 3(a):

                  (i) the dissolution, liquidation or winding up of the Corporation;

                  (ii) any merger, acquisition, sale of voting control, consolidation, business combination, reorganization or recapitalization of the Corporation (whether accomplished in a single transaction or a series of related transactions) in which the stockholders of the Corporation immediately prior to such transaction own capital stock representing less than 50% of the Corporation's voting power immediately after such transaction (an "ACQUISITION"); or

                  (iii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "ASSET TRANSFER").

         (d) VALUATION. In any of the events deemed to be a Liquidation, if the consideration received by the Corporation is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                  (i) securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                                    (A) if traded on a securities exchange
                  or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                                    (B) if actively traded
                  over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three
                  (3) days prior to the closing; and,

                                    (C) if there is no active public
                  market, the value shall be the fair market value thereof, as determined by the Board of Directors.

                  (ii) the method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) may be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

         (e) PROPORTIONATE PAYMENTS. The Series B Preferred and the Series C Preferred shall have pari passu liquidation rights and neither series shall have liquidation preferences over the other. If, upon any Liquidation, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred and Series C Preferred, then such assets shall be distributed among the holders of Series B Preferred and Series C Preferred at the time outstanding ratably in proportion to the full amounts to which they would otherwise respectively be entitled.

4.       CONVERSION RIGHTS.

         The holders of the Series B Preferred shall have the following rights with respect to the conversion of the Series B Preferred into shares of Common Stock:

         (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series B Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 4(c) and on a class-by-class basis) by the number of shares of Series B Preferred being converted.

         (b) AUTOMATIC CONVERSION. Each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series B Conversion Price for such Series B Preferred (determined with respect to each class), at any time immediately prior to a Qualified IPO. Upon such automatic conversion, all accrued but unpaid dividends, if any, shall be paid in accordance with Section 4(e)(ii).

         (c) SERIES B PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of each class of the Series B Preferred (the "SERIES B CONVERSION RATE") shall be the quotient obtained by dividing the Average Series B Price (as such amount may vary from time to time), by the "Series B Conversion Price" calculated with respect to each class as provided in Section 4(d).

         (d) CONVERSION PRICE. The conversion price for each class of the Series B Preferred (the "SERIES B CONVERSION PRICE") shall initially be the Average Series B Price, as such amount may vary from time to time. Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted.

         (e) MECHANICS OF CONVERSION.

                  (i) OPTIONAL CONVERSION. Each holder of Series B Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number and class of shares of Series B Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (A) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), the Accrued Series A Preference, if any, and any accrued but unpaid dividends and any declared but unpaid dividends on the shares of Series B Preferred being converted, and (B) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (ii) AUTOMATIC CONVERSION. Upon the occurrence of an event specified in Section 4(b) above, the outstanding shares of Series B Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series B Preferred at the office of the Corporation or any transfer agent for the Series B Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash (unless otherwise agreed by the holders of the Series B Preferred), all accrued but unpaid dividends on the shares of Series B Preferred converted. Until surrendered as provided above, each certificate formerly representing shares of Series B Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

         (f) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the "ORIGINAL ISSUE DATE") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred, the Series B Conversion Price for each class of Series B Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred, the Series B Conversion Price for each class of Series B Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

         (g) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B Conversion Price for each class of Series B Preferred shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price for each class of Series B Preferred by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price for each class of Series B Preferred shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price for each class of Series B Preferred shall be adjusted pursuant to this subsection (g) to reflect the actual payment of such dividend or distribution; provided, further, however, that no such adjustment shall be made if, with the consent of the holders of the Series B Preferred the holders of Series B Preferred simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock they would have received if all outstanding shares of Series B Preferred had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred, as of the date of such event, convertible into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

         (h) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series B Preferred been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series B Preferred or with respect to such other securities by their terms; provided, however, that no such adjustment shall be made if the holders of Series B Preferred simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series B Preferred had been converted into Common Stock on the date of such event.

         (i) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Liquidation or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), each holder of Series B Preferred shall have the right thereafter to convert the Series B Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

         (j) REORGANIZATIONS, ACQUISITIONS OR ASSET TRANSFERS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock, an Acquisition or Asset Transfer (other than a recapitalization, subdivision, combination, reclassification, or stock dividend of shares provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, Acquisition or Asset Transfer subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series B Preferred after the capital reorganization, Acquisition or Asset Transfer to the end that the provisions of this Section 4 (including adjustment of the Series B Conversion Price for each class of Series B Preferred and the number of shares issuable upon conversion of such class of the Series B Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

         (k) SALE OF SHARES BELOW SERIES B CONVERSION PRICE.

                  (i) If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (k) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(g) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(f) above, for an Effective Price (as hereinafter defined) that is less than the then-effective Series B Conversion Price for any one or more classes of Series B Preferred, then and in each such case the then-existing Series B Conversion Price for such class or classes shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series B Conversion Price for such class or classes by a fraction (A) the numerator of which shall be (x) the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, plus (y) the number of shares of Common Stock which the aggregate consideration received (as determined by paragraph (ii) of this subsection
(k)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

                  (ii) For purposes of making any adjustment required under this subsection (k), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (iii) For purposes of the adjustment required under this subsection (k), if the Corporation issues or sells any rights or options for the purchase of, stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") and if the Effective Price of such Additional Shares of Common Stock is less than the Series B Conversion Price for the Series B Preferred, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or nonoccurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series B Conversion Price for any one or more of classes of Series B Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series B Conversion Price for each class of Series B Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series B Conversion Price for each class of Series B Preferred which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon the exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series B Preferred.

                  (iv) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this subsection (k), other than (A) shares of Common Stock issued or issuable upon conversion of the Series B Preferred or the Series C Preferred; (B) the Reserved Employee Stock; (C) shares of Common Stock issued in any merger, Acquisition, strategic transaction, or equipment leasing or debt financing, any of which must have been unanimously approved by the members of the Board; (D) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock that is covered by Section 4(f) or Section 4(g); or (E) shares of Common Stock issued or issuable as a dividend or distribution on the Series B Preferred or the Series C Preferred. The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subsection (k), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this subsection
(k), for such Additional Shares of Common Stock.

         (l) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series B Conversion Price for any class or classes of Series B Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment (on a class-by-class basis) in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of
(A) the Series B Conversion Price for each class of Series B Preferred at the time in effect, and (B) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred.

         (m) NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any merger or consolidation of the Corporation with or into any other corporation, the Corporation shall mail to each holder of Series B Preferred at least ten (10) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation, reorganization, reclassification, transfer, consolidation, merger, is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation, reorganization, reclassification, transfer, consolidation, or merger.

         (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

         (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (p) ADJUSTMENTS FOR ALL CLASSES. Any adjustments contemplated by this Section 4 shall be made for each class of Series B Preferred, whether or not outstanding at such time. In the event any class of Series B Preferred is not outstanding at the time of an adjustment, such adjustment shall take effect immediately upon the issuance of such class of Series B Preferred.

         (q) ADJUSTMENTS AFFECTING ADVERSE SERIES B ISSUE PRICE. The Average Series B Issue Price shall be recomputed at the time of each issuance of shares of Series B Preferred. Any adjustments contemplated by this Section 4 which have been made since the Original Issue Date shall be applied to such recomputed Average Series B Issue Price as if such amount was the initial Series B Conversion Price contemplated by Section 4(d).

5.       CERTAIN DEFINITIONS.

         "ACCRUED SERIES A PREFERENCE" of each class of the Series B Preferred shall be the amount per share set forth for such class under the column heading "Accrued Series A Preference" on Schedule A attached hereto.

         "ACQUISITION" has the meaning set forth in Section 3(c)(ii).

         "ASSET TRANSFER" has the meaning set forth in Section 3(c)(iii).

         "AVERAGE SERIES B ISSUE PRICE" means, as of any given date, the price determined by dividing the aggregate proceeds received by the Corporation from the issuance of shares of Series B Preferred (regardless of class) by the number of then issued and outstanding shares of Series B Preferred.

         "COMMON STOCK DEEMED OUTSTANDING" means, as of a given date, the sum of the number of shares of Common Stock actually outstanding, plus the number of shares of Common Stock into which the then-outstanding shares of Series B Preferred and Series C Preferred could be converted if fully converted on the day immediately preceding the given date plus the number of shares of Common Stock issuable upon conversion or exercise of all other rights, options and convertible securities which were convertible or exercisable on the day immediately preceding the given date.

         "CONVERTIBLE SECURITIES" has the meaning set forth in Section
4(k)(iii).

         "JUNIOR STOCK" has the meaning set forth in Section 1(a).

         "LIQUIDATION" has the meaning set forth in Section 3(c).

         "LIQUIDATION VALUE" of each class of the Series B Preferred shall be an amount equal to the sum of (i) the Accrued Series A Preference for such class, if any, and (ii) the Original Issue Price for such class.

         "ORIGINAL ISSUE DATE" has the meaning set forth in Section 4(f).

         "ORIGINAL ISSUE PRICE" of each class of the Series B Preferred shall be the amount per share set forth for such class under the column heading "Original Issue Price" on Schedule A attached hereto.

         "QUALIFIED IPO" shall mean the closing of a firm commitment underwritten public offering of Common Stock with aggregate gross proceeds of at least $20 million and a per share price of at least $10.00.

         "REQUIRED HOLDERS" has the meaning set forth in Section 2(b).

         "RESERVED EMPLOYEE STOCK" means up to 1,211,605 of the Corporation's outstanding shares of Common Stock on a fully diluted basis issuable to employees, officers, directors or consultants of the Corporation pursuant to the Corporation's 1999 Stock Incentive Plan.

         "SERIES B CONVERSION PRICE" has the meaning set forth in Section
4(d).

         "SERIES B CONVERSION RATE" has the meaning set forth in Section
4(c).

         "SERIES B LIQUIDATION PREFERENCE" has the meaning set forth in
Section 3(a).

         "SERIES B PREFERRED" has the meaning set forth in the introductory paragraph hereof.

         "SERIES C PREFERRED" means the shares of Series C Preferred issued pursuant to that Statement Respecting Rights of Series C Preferred Stock of the Corporation.

         "SUBSIDIARY" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

6.       AMENDMENT AND WAIVER.

         No amendment, modification or waiver of any of the terms or provisions of the Series B Preferred shall be binding or effective without the prior written consent of the Required Holders and no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Required Holders.

7.       GENERAL PROVISIONS.

         (a) REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of the Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

         (b) REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         (c) NOTICES. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified,
(ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day,
(iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

         (d) PAYMENT OF TAXES. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred so converted were registered.

         (e) NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

         (f) NO REISSUANCE OF SERIES B PREFERRED. No share or shares of Series B Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.



                                 SCHEDULE A
                                     TO
                            STATEMENT OF RIGHTS
                                     OF
                          SERIES B PREFERRED STOCK

                PER SHARE             SHARES OF SERIES A       NUMBER OF SHARES
CLASS      ORIGINAL ISSUE PRICE       ACCRUED PREFERENCE          AUTHORIZED

 1               $1.2972                     $.0712                 385,441
 2               $1.2335                     $.0552                 405,340
 3               $1.1715                     $.0279                 426,820
 4               $1.1110                     $.0164                 450,055
 5               $1.0668                       n/a                  234,341
 6               $1.0378                       n/a                  240,898
 7               $1.0092                       n/a                  247,734
 8               $  .9809                      n/a                  254,865
 9               $  .9531                      n/a                  262,308
 10              $  .9256                      n/a                  270,082
 11              $  .8986                      n/a                  278,208
 12              $  .8720                      n/a                  286,705